Press Release	Contact:	Tim Harkness
Molecular Devices Corporation
(408) 747-3533

MOLECULAR DEVICES REPORTS REVENUES AND EARNINGS
FOR SECOND QUARTER OF 2003

Sunnyvale, Calif., July 17, 2003 - Molecular Devices Corporation (Nasdaq: MDCC) today announced its revenues and earnings for the quarter ended June 30, 2003.

Revenues and earnings per share for the quarter were within management’s previously stated guidance and exceeded consensus analyst expectations. Revenues for the second quarter of 2003 were a record $28.5 million, or an increase of 12% compared to the same period last year. Fully diluted earnings per share for the second quarter of 2003 were $0.12, an increase of 9% compared with the same period last year.

“We are pleased to report record revenues for the fifth consecutive quarter, and our second highest quarterly revenue total ever,” stated Joseph D. Keegan, Ph.D., Molecular Devices’ President and Chief Executive Officer. “Our consumables business and IonWorks were our main growth drivers during the quarter, and we continue to believe that these product families will help us sustain growth in the future, even in this difficult economic environment.”

The Company also provided guidance for the third quarter and reaffirmed guidance for the full year 2003. The Company anticipates revenues of $28 to $30 million and fully diluted earnings per share of $0.12 to $0.14 for the third quarter of 2003. The Company expects revenues of $113 to $117 million and fully diluted earnings per share of $0.48 to $0.52 for the full year 2003.

Conference Call Information

An earnings announcement conference call is scheduled for Friday, July 18, 2003 at 8:00 a.m. PDT (11:00 a.m. EDT). Interested parties can participate in the call by dialing 877-847-5345 (domestic) or 719-867-0700 (international). A taped replay of this call will be available through July 24, 2003. Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international) and the access code for the replay is 524416.

Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices’ website (www.moleculardevices.com). A replay of the web cast will remain at this location through July 24, 2003.

About Molecular Devices Corporation

Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company’s systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug candidates. The Company’s solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

This press release contains “forward-looking” statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the quarter ended March 31, 2003. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

###

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
TOTAL REVENUES	$28,505	$25,440	$53,054	$46,066
TOTAL COST OF REVENUES	10,584	10,455	20,112	18,506

GROSS PROFIT	17,921	14,985	32,942	27,560

OPERATING EXPENSES:
Research and development	4,819	4,368	9,478	8,489
Selling, general and administrative	10,817	8,395	20,455	15,979

Total operating expenses	15,636	12,763	29,933	24,468

INCOME FROM OPERATIONS	2,285	2,222	3,009	3,092
Other income, net	260	487	566	783

INCOME BEFORE TAXES	2,545	2,709	3,575	3,875
Income tax provision	(764)	(1,029)	(1,073)	(1,472)

NET INCOME	$1,781	$1,680	$2,502	$2,403

BASIC NET INCOME PER SHARE	$0.12	$0.11	$0.16	$0.16

DILUTED NET INCOME PER SHARE	$0.12	$0.11	$0.16	$0.16

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	15,153	15,303	15,247	15,367

SHARES USED IN COMPUTING DILUTED NET INCOME PER SHARE	15,218	15,414	15,314	15,492

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$42,253	$43,733
Short-term investments	11,186	10,050
Accounts receivable, net	22,127	26,443
Inventories	16,652	17,722
Deferred tax assets	4,943	5,230
Other current assets	1,955	1,770

Total current assets	99,116	104,948
Long term investments	2,743	--
Equipment and leasehold improvements, net	10,446	10,943
Other assets	45,624	47,010

	$157,929	$162,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,947	$2,863
Accrued liabilities	13,338	17,234

Total current liabilities	16,285	20,097
Stockholders' equity	141,644	142,804

	$157,929	$162,901